EXHIBIT H-1
                 Proposed Form of Public Notice
            (Designated as EX-99 for EDGAR purposes)

                    UNITED STATES OF AMERICA
          before the SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 Release No. _______

In the Matter of

NATIONAL FUEL GAS COMPANY
10 Lafayette Square
Buffalo, NY  14203

NATIONAL FUEL GAS DISTRIBUTION CORPORATION
10 Lafayette Square
Buffalo, NY 14203

NATIONAL FUEL GAS SUPPLY CORPORATION
10 Lafayette Square
Buffalo, NY 14203

SENECA RESOURCES CORPORATION
10 Lafayette Square
Buffalo, NY 14203

NATIONAL FUEL RESOURCES, INC.
165 Lawrence Bell Drive
Suite 120
Williamsville, NY 14221

LEIDY HUB, INC.
10 Lafayette Square
Buffalo, NY  14203

UTILITY CONSTRUCTORS, INC.
East Erie Extension
Linesville, PA 16424

HIGHLAND LAND & MINERALS, INC.
10 Lafayette Square
Buffalo, NY 14203

DATA-TRACK ACCOUNT SERVICES, INC.
10 Lafayette Square
Buffalo, NY 14203

HORIZON ENERGY DEVELOPMENT, INC.
10 Lafayette Square
Buffalo, NY 14203

SENECA INDEPENDENCE PIPELINE COMPANY
10 Lafayette Square
Buffalo, NY 14203

NIAGARA INDEPENDENCE MARKETING COMPANY
10 Lafayette Square
Buffalo, NY 14203


    NOTICE OF PROPOSED ACQUISITION OF INTEREST IN BUSINESSES


       National Fuel Gas Company ("National"), a registered holding company, and its wholly-owned subsidiaries National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation ("Supply"), Seneca Resources Corporation ("Seneca"), Utility Constructors, Inc. ("UCI"), Highland Land &Minerals, Inc. ("Highland"), Leidy Hub, Inc. ("Leidy"), Data-Track Account Services, Inc. ("Data-Track"), National Fuel Resources, Inc. ("NFR"), Horizon Energy Development, Inc. ("Horizon"), Seneca Independence Pipeline Company ("Seneca Independence") and Niagara Independence Marketing Company ("Niagara Independence") have filed an Application-Declaration with this Commission pursuant to Sections 9(a), 10, 11(b) and 12(b) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), the Gas Related Activities Act of 1990, and Rules 16, 23, 24, 45, 51, 52, 80(b) and 81 promulgated under the Act.

       National and its subsidiaries seek approval of the acquisition by Seneca Independence of an equal partnership interest, expected to be 25%, in Independence Pipeline Company, a Delaware general partnership (the "Pipeline Partnership"), and the acquisition by Niagara Independence of an equal 25% interest in DirectLink Gas Marketing Company, a Delaware general partnership (the "Marketing Partnership"). The Pipeline Partnership plans to build and operate interstate natural gas pipeline facilities to extend from Defiance, Ohio to Leidy, Pennsylvania, a distance of about 370 miles, at a cost of about $630 million. The Pipeline Partnership plans to borrow 70% of the construction cost from commercial sources, and have the partners contribute the remaining 30% as capital contributions in equal shares.

       The Marketing Partnership would purchase firm natural gas transportation services from the Pipeline Partnership and from other interstate pipeline companies, at rates regulated by the Federal Energy Regulatory Commission ("FERC"), and would buy and sell natural gas and engage in related transactions.

       The applicants-declarants are also seeking authority for
(i) National to make loans to Seneca Independence and Niagara Independence and provide credit support to Seneca Independence, Niagara Independence, the Pipeline Partnership and/or the Marketing Partnership, (ii) Seneca Independence to make loans and provide credit support to the Pipeline Partnership, and (iii) Niagara Independence to make loans and provide credit support to the Marketing Partnership, all of the above to be in proportion to the percentage interests held by Seneca Independence and Niagara Independence in the Pipeline Partnership and the Marketing Partnership, respectively.

       The Application-Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by Affidavit or, in case of an attorney-at-law, by Certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter.

       After said date, the Application-Declaration, as filed or as it may be amended, may be granted and/or permitted to become effective.

       For the Commission, by the Division of Investment
Management, pursuant to delegated authority.

                                     Jonathan G. Katz Secretary